Exhibit 99.1

SAMSON OIL & GAS ANNOUNCES $1.4 MILLION PLACEMENT. Denver 1800 hours April 12th, 2016, Perth 0800 hours April 13th, 2016

Samson Oil and Gas Limited has agreed to place 1,890,102 million ADSs, representing 378,020,400 ordinary shares in a Registered Direct Offering to several institutional investors in the United States at US$0.74 per ADS (A$0.00485 per ordinary share) for gross proceeds of $1.4 million. The offering is expected to close and the shares issued today, April 13th.

After payment of offering expenses, the funds will be used to initiate the previously announced development program in the newly acquired Foreman Butte project. This program will consist of bringing back wells on line that are currently shut in for mechanical reasons. The development program will also include the application of acid stimulation workovers. The program is being developed by a leading oil service provider on our behalf and the early simulation modelling of the three leading candidates has been very encouraging. The analytical work is continuing and is now examining the top 18 well candidates to ensure that the most promising candidates are selected for the initial program.

The placement was made pursuant to section 708 of the Australian Corporations Act and in accordance with the listing rule 7.1 of the ASX Listing Rules.

Euro Pacific Capital Inc. acted as the lead broker to the issue and will be paid a 6% fee on the transaction.

Samson’s Ordinary Shares are traded on the Australian Securities Exchange under the symbol "SSN". Samson's American Depository Shares (ADSs) are traded on the New York Stock Exchange MKT under the symbol "SSN". Each ADS represents 200 fully paid Ordinary Shares of Samson. Samson has a total of 2,837 million ordinary shares issued and outstanding (including 230 million options exercisable at AUD 3.8 cents), which would be the equivalent of 14.185 million ADSs. Accordingly, based on the NYSE MKT closing price of US$0.95 per ADS on April 12th, 2016, the Company has a current market capitalization of approximately US$13.6 million (the options have been valued at an exchange rate of 0.7625). Correspondingly, based on the ASX closing price of A$0.005 for ordinary shares and a closing price of A$0.001 for the 2017 options, on April 12th, 2016, the Company has a current market capitalization of approximately A$14.4 million.

SAMSON OIL & GAS LIMITED

TERRY BARR Managing Director	For further information please contact, Terry Barr, CEO on 303 296 3994 (US office)

Statements made in this press release that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “anticipate”, “should” or “will.” Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including uncertainties inherent in estimating the methods, timing and results of exploration activities. A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the prospectus and prospectus supplement for its recent Rights Offering as well as the Company's report to the U.S. Securities and Exchange Commission on Form 10-K, which are available at www.sec.gov/edgar/searchedgar/webusers.htm.